Franklin, Louisiana

FOR RELEASE

JANUARY 24, 2008, 8:30 AM, CDT

For More Information Contact:

Patrick Little

President and CEO

(337) 560-7151

TECHE FIRST QUARTER NET INCOME UP 4.7%

FRANKLIN, LA (AMEX: TSH)--Patrick Little, President and CEO of Teche Holding Company, holding company for Teche Federal Bank, today reported on earnings for the Company for the quarter ended December 31, 2007, the first quarter of fiscal 2008.

Earnings for the quarter ended December 31, 2007 amounted to $1.9 million or $0.84 per diluted share, compared to $1.8 million or $0.78 per diluted share for the same quarter in fiscal 2007, an increase of $85,000, or 4.7%.

“Teche revenues this quarter showed solid results,” said Little, “with increases in both net interest income and non-interest income.”

The Company reported the following key achievements:

•	Quarterly Net Income increased 4.7%,or an increase of $85,000, as compared to the same period last year. EPS increased $0.06 per diluted share, or 7.7%

•	Quarterly Net Interest Income increased 7.9%, an increase of $449,000 to $6.1 million, from $5.7 million last year.
•	Quarterly Non-Interest Income increased 11.7%, an increase of $409,000 to $3.9 million, from $3.5 million last year.
•	Total Deposits, in the past three months, increased 0.5%, or $3.0 million to $558.6 million from $555.6 million at September 30, 2007. Total deposits in the past year increased $12.6 million, or 2.3%
•

SmartGrowth Deposits, in the past three months, increased 4.4%, or $12.3 million to $289.2 million from $276.9 million at September 30, 2007. SmartGrowth Deposits in the past twelve months increased $35.8 million or 14.1%.

•	Net Loans, in the past three months, increased 3.2% or $17.7 million to $579.7 million from $562.0 million at September 30, 2007. Net Loans, in the past year, increased $49.9 million or 9.4%.
•

SmartGrowth Loans, in the past three months increased 5.1%, or $19.4 million to $395.7 million, from $376.3 million at September 30, 2007. SmartGrowth Loans in the past twelve months increased $49.9 million or 14.4%.

•	Commercial Loans, in the past three months, increased 7.6%, or $12.1 million to $171.4 million from $159.3 million at September 30, 2007.
•	Quarterly Dividends increased to $0.335 per share compared to $0.30 per share for the quarter ended December 31, 2006, an increase of 11.7%. Dividends have increased for nineteen consecutive quarters.

Loan Growth

Three Month Growth Net Loans Receivable increased to $579.7 million at December 31, 2007, from $562.0 million at September 30, 2007, a three-month increase of $17.7 million, or 3.2% SmartGrowth Loans, consisting of commercial loans, home equity loans, alternative mortgage loans and consumer loans, were $395.7 million, or 67.6% of total loans at December 31, 2007, compared to $376.3 million, or 66.4% at September 30, 2007, a three month increase of $19.4 million, or 5.1%.

Commercial loan balances at December 31, 2007 amounted to $171.4 million, compared to $159.3 million at September 30, 2007, a three month increase of $12.1 million or 7.6%. Consumer loan balances at December 31, 2007 amounted to $84.9 million, compared to $80.5 million at September 30, 2007, a three month increase of $4.4 million, or 5.4%.

Twelve Month Growth Net Loans Receivable increased to $579.7 million at December 31, 2007 from $529.8 million at December 31, 2006 a twelve month increase of $49.9 million, or 9.4%. SmartGrowth Loans increased to $395.7 million at December 31, 2007, from $345.8 million at December 31, 2006, a twelve month increase of $49.9 million, or 14.4%.

Commercial loan balances at December 31, 2007 amounted to $171.4 million, compared to $141.9 million at December 31, 2006 a twelve month increase of $29.6 million, or 20.8%. Consumer loan balances at December 31, 2007 amounted to $84.9 million, a twelve month increase of $17.4 million, or 25.8%.

“Overall, for the past quarter, SmartGrowth loan originations have been excellent,” said Little.

Deposit Growth

Three Month Growth Total Deposits increased to $558.6 million at December 31, 2007, from $555.6 million at September 30, 2007, a three-month increase of $3.0 million or 0.5%. The Company’s SmartGrowth Deposit Accounts, consisting of checking accounts, money market accounts, and savings accounts, had solid growth. Total SmartGrowth Deposits grew $12.3 million to $289.2 million or 4.4% at December 31, 2007, from $276.9 million at September 30, 2007.

Checking account balances at December 31, 2007 increased $2.7 million, or 2.0%, to $136.7 million from $134.0 million at September 30, 2007

Twelve Month Growth Total Deposits increased to $558.6 million at December 31, 2007, from $545.9 million at December 31, 2006, a twelve month increase of $12.7 million, or 2.3%. Total SmartGrowth Deposits grew $35.8 million, or 14.1% from $253.4 million at December 31, 2006.

SmartGrowth Deposits amounted to 51.8% of total deposits as of December 31, 2007.

Checking account balances at December 31, 2007 increased 10%, or $12.4 million in the past 12 months. Checking account balances now account for 24.5% of total deposits.

Net Interest Income

Net Interest Income for the three months ended December 31, 2007 amounted to $6.1 million compared to $5.7 million for the quarter ended December 31, 2006, an increase of $449,000 or 7.9%.

The increase in Net Interest Income was primarily due to increases in loan balances and loan yields offset somewhat by an increase in average FHLB advances.

Asset Quality

Non-performing Assets to Total Assets were unchanged at 0.71% at December 31, 2007, compared to December 30, 2006.

The quarterly provision for loan losses increased to $180,000 compared to $85,000 the same quarter last year. The increase was primarily due to continued growth in the consumer and commercial loan portfolio.

The ratio of non-performing assets to total assets remains somewhat above historically lower levels and consists of primarily residential credits and, to a lesser extent, includes some consumer and commercial loans. Real Estate Owned is $1.2 million or 23.0% of total non-performing assets with $951,000 or 79.1% of that being two commercial properties.

Increase in Dividends

Since June 12, 2003, the Company has increased dividends for nineteen consecutive quarters and on December 31, 2007 paid a $0.335 per share quarterly dividend. Based on the closing price of the Company’s common stock on December 31, 2007 of $37.75, the annualized dividend yield was 3.6%.

Net Interest Margin

Net interest margin amounted to 3.66% for the three-month period ended December 31, 2007; compared to 3.57% for the three-months ended December 31, 2006. The increase was primarily due to growth in the commercial and consumer loan portfolios which have higher interest rates than conventional mortgage loans. Compared to the same quarter last year, average yield on earnings assets increased 27 basis points from 6.52% to 6.79%, while average cost of funds only increased 19 basis points from 3.31% to 3.50%.

“We are pleased that our net interest margin has increased, despite the challenging interest rate environment,” said Little. “This is the result of our SmartGrowth strategy, and has enabled us to grow Net Interest Income 7.9% compared to the same quarter last year.”

Non-Interest Income

Non-interest income for quarter ended December 31, 2007 amounted to $3.9 million, compared to $3.5 million for quarter ended December 31, 2006, an increase of $409,000, or 11.7%.

Non-interest income amounted to 38.9% of operating income for the quarter ended December 31, 2007, compared to 38.1% for the three months ended December 31, 2006. Deposit service charges amounted to 92.7% of total non-interest income for the quarter ended December 31, 2007, compared to 91.7% for the quarter ended December 31, 2006.

Non-Interest Expense

Non-interest Expense amounted to $7.0 million compared to $6.4 million for the three months ended December 31, 2006, primarily due to increased employee benefits, incentive pay, and normal compensation increases.

Teche Holding Company is the parent company of Teche Federal Bank, which operates twenty offices in South Louisiana and serves over 60,000 customers. Teche Federal Bank is the fourth largest publicly owned bank based in Louisiana with over $700 million in assets. Deposits at Teche Federal Bank are insured up to the legal maximum amount by the Federal Deposit Insurance Corporation (FDIC). Teche Holding Company’s common stock is traded under the symbol “TSH” on the American Stock Exchange.

Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Teche Holding Company with the Securities and Exchange Commission from time to time. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

TECHE HOLDING COMPANY

(Dollars in thousands, except per share data)

Franklin, LA

Statements of Income

(UNAUDITED)

	Three Months Ended
	December 31
	2007	2006

Interest Income	$11,361	$10,388
Interest Expense	5,233	4,709
Net Interest Income	6,128	5,679
Provision for Loan Losses	180	85
Net Interest Income after
Provision for Loan Losses	5,948	5,594
Non Interest Income	3,907	3,498
Non Interest Expense	6,992	6,386
Income Before Gain on Sales of
Securities and Income Taxes	2,863	2,706
Gains on
Sales of Securities	0	19
Income Taxes	980	927

Net Income	$1,883	$1,798

Selected Financial Data

Dividends Declared Per Share	$0.335	$0.30
Basic Earnings Per Common Share	$0.85	$0.81
Diluted Earnings Per Common Share	$0.84	$0.78
Annualized Return on Avg. Assets	1.04%	1.05%
Annualized Return on Avg. Equity	11.16%	11.38%
Annualized Return on Avg.
Tangible Equity (1)	11.91%	12.21%
Net Interest Margin	3.66%	3.51%
Non Interest Income/Avg. Assets	2.16%	2.03%
Non Interest Expense/Avg. Assets	3.87%	3.71%
Weighted avg. shares Outstanding
Basic	2,210	2,219
Diluted	2,240	2,293

AVERAGE BALANCE SHEET DATA
Total Assets	$723,584	$687,688
Earning assets	$669,198	$635,086
Loans	$577,559	$530,173
Interest-bearing deposits	$500,393	$491,498
Total deposits	$552,964	$540,234
Total stockholders’ equity	$67,514	$63,180

(1) Eliminates the effect of goodwill and the core deposit intangible assets and the related amortization expense on a tax-effected basis. The amount was calculated using the following information:

Annualized Return on Avg. Tangible Equity

Average Stockholders’ Equity	$67,514	$63,180
Less average goodwill and other intangible assets, net of related income taxes	3,806	3,872
Average Tangible Equity	$63,708	$59,308

Net Income	$1,883	$1,798
Plus Amortization of core deposit intangibles, net of related income taxes	14	12
Net Income, as adjusted	$1,897	$1,810

TECHE HOLDING COMPANY

(Dollars in thousands, except per share data)

Franklin, LA

Balance Sheets

(UNAUDITED)

at

	Dec. 31, 2007	Sept. 30, 2007	Dec. 31, 2006

SmartGrowth Loans
Consumer	$84,902	$80,538	$67,479
Commercial	171,414	159,346	141,863
Home Equity	53,895	52,094	52,927
Alternative Mortgage Loans	85,463	84,338	83,515
Total SmartGrowth Loans	395,674	376,316	345,784
Mortgage Loans (owner occupied conforming)	189,298	190,755	188,849
	584,972	567,071	534,633
Allowance for Loan Losses	(5,261)	(5,083)	(4,868)
Loans Receivable, Net	579,711	561,988	529,765

Cash and Securities	102,032	109,657	122,056
Goodwill and Other Intangibles	3,796	3,811	3,862
Foreclosed Real Estate	1,202	1,218	1,143
Other	48,689	42,693	38,224
TOTAL ASSETS	$735,430	$719,367	$695,050

SmartGrowth Deposits
Checking	$136,728	$134,039	$124,290
Money Market	102,399	90,944	78,804
Savings	50,029	51,868	50,283
Total Smart Growth Deposits	289,156	276,851	253,377
Time Deposits	269,398	278,718	292,511
Total Deposits	558,554	555,569	545,888

FHLB Advances	102,436	89,756	79,126
Other Liabilities	5,750	7,036	5,587
Stockholders’ Equity	68,690	67,006	64,449
TOTAL LIABILITIES AND
STOCKHOLDERS’ EQUITY	$735,430	$719,367	$695,050

Ratio of Equity to Assets	9.34%	9.31%	9.27%
Tangible Equity to Tangible Assets (2)	8.88%	8.84%	8.77%
Book Value per Common Share	$31.08	$30.43	$29.12
Tangible Book Value Per Common Share (2)	$29.39	$28.73	$27.41
Non-performing Assets/Total Assets	0.71%	0.71%	0.70%
Shares Outstanding (in thousands)	2,210	2,202	2,213

(2) Eliminates the effect of goodwill and the core deposit intangible assets and the related accumulated amortization on a tax-effected basis. The amount was calculated using the following information:

Stockholders’ Equity	$68,690	$67,006	$64,449
Less goodwill and other Intangible
assets, net of related income taxes	(3,747)	(3,751)	(3,801)
Tangible Stockholders’ Equity	$64,943	$63,255	$60,648

Total Assets	$735,430	$719,367	$695,050
Less goodwill and other Intangible
assets, net of related income taxes	(3,747)	(3,751)	(3,801)
Total Tangible Assets	$731,683	$715,616	$691,249